Exhibit 5.3

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
June 28, 2018	Main Fax +1 312 701 7711
www.mayerbrown.com

TransCanada Corporation

450 – 1 Street S.W.

Calgary, Alberta, Canada, T2P5H1

Ladies and Gentlemen:

We hereby consent to the references to this firm under the captions “Legal Matters” and “Interest of Experts” in the prospectus included as part of the registration statement on Form F-10 of TransCanada Corporation dated the date hereof.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

Mayer Brown LLP operates in combination with other Mayer Brown entities, which have offices in North America,
Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.